RESULTS OF ANNUAL MEETING OF SHAREHOLDERS (UNAUDITED)

On April 22, 1997, the annual meeting of shareholders of The
Indonesia Fund, Inc. (the "Fund") was held and the following matters were voted upon:

(1) To re-elect two directors to the Board of Directors of the Fund.

Name of Director        For        Withheld     Non-Votes
C. Oscar Morong, Jr.   2,651,577    118,839     1,838,573
William W. Priest, Jr. 2,651,077    119,339     1,838,573

In addition to the directors re-elected at the meeting, Richard
Francis and Peter Kaplan continue to serve as directors of the Fund.

 (2) To ratify the selection of Coopers & Lybrand L.L.P. as independent public accountants for the year ending
        December 31, 1997.

                  For      Against      Abstain      Non-Votes
                2,685,525  80,710       4,181        1,838,573


(3) To approve a sub-advisory agreement with Credit Suisse Asset
    Management Limited.

                  For      Against      Abstain     Non-Votes
                2,624,493  114,010      11,798      1,858,688